UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2018

(Exact name of registrant as specified in its charter)

Commission file number: 1-33741

Texas	38-3765318
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P. O. Box 224866, Dallas, Texas 75222-4866	(214) 977-8222
(Address of principal executive offices, including zip code)	(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 6, 2018, the Compensation Committee of the Board of Directors of A. H. Belo Corporation (“A. H. Belo” or the “Company”) approved changes to the vesting and payout schedule of time-based, long-term cash incentive (“LTCI”) compensation beginning with 2019 grants for its named executive officers:  Grant S. Moise, Katy Murray, and Christine E. Larkin.  Beginning with 2019 grants, the executive officers’ LTCI payments will vest over a two-year period, 50% one year from the date of grant, and 50% two years from date of grant.  Each tranche of these LTCI’s will be paid in December of the year of vesting.  LTCI payments are made outside of the Company’s 2017 Incentive Compensation Plan (the “2017 Plan”).  The form of LTCI award notice is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On December 6, 2018, the Board of Directors approved an Amended and Restated Employment Agreement with Timothy M. Storer, which provides, among other matters, for Mr. Storer to receive LTCI payments upon the same vesting and payout schedule as other executive officers.  For 2019, the Compensation Committee determined not to award time-based restricted stock units (“TBRSUs”) as part of its executive officers’ long-term incentive compensation, and instead adopted an all-cash executive compensation structure.  As a result, the Compensation Committee approved the following amounts of LTCI compensation to its named executive officers:

ata
Name	2019 LTCI
Katy Murray	$175,000
Grant S. Moise	$233,333
Timothy M. Storer	$200,000
Christine E. Larkin	$116,667

The elimination of the TBRSU equity compensation component of long-term incentive compensation is intended to accomplish several objectives, including: (1) managing share usage and dilution to acceptable levels; (2)  providing retention to key executives; (3) enhancing the Company’s ability to recruit executives who can further diversify sources of revenue and grow EBITDA; and (4) ensuring that the total expense incurred is consistent with the value delivered to executives.   In connection with the change to the timing of future LTCI payments, the Board of Directors approved changes to the executive officers’ 2017 and 2018 long-term incentive compensation awards to align the timing of payments with future LTCI awards in December.  The remaining one-half of the executive officers’ 2017 LTCI grants in the amounts set forth below will be paid in December 2018.

One-half of the executive officers’ 2018 LTCI grants set forth below will be paid in December 2018, and one-half in December 2019, as follows:

Name	2017 LTCI	2018 LTCI
Katy Murray	$75,000	$150,000
Grant S. Moise	$100,000	$200,000
Christine E. Larkin	$50,000	$100,000

In connection with the elimination of TBRSUs, Robert W. Decherd’s 2019 base salary was increased by $58,500,  an amount equal to what Mr. Decherd would have been granted in the form of TBRSUs in 2019.  The Compensation Committee determined not to make any other changes in base salaries of its named executive officers for 2019.  The following are the 2019 base salaries for each of our named executive officers:

Name	2019 Base Salary
Robert W. Decherd	$418,500
Katy Murray	$325,000
Grant S. Moise	$500,000
Timothy M. Storer	$461,250
Christine E. Larkin	$300,000

Pursuant to the terms of his Employment Agreement, Mr. Storer will continue to be eligible for an annual 2.5% base salary increase beginning in 2019 if minimum financial performance thresholds are met.   Mr. Storer’s Employment Agreement dated March 2, 2017 was previously filed with the Securities Exchange Commission on Form 8-K filed March 6, 2017. The First Amendment to Mr. Storer’s Employment Agreement was previously filed with the Securities Exchange Commission on Form 8-K filed September 8, 2017.   The description of Mr. Storer’s Amended and Restated Employment Agreement contained herein does not purport to be complete and is subject to and qualified in its entirety by reference to the Amended and Restated Employment Agreement dated December 10, 2018 by and between the Company and Tim Storer, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

In addition, the following Company executive officers, other than Mr. Decherd, will be eligible to receive cash incentive bonuses under the 2017 Plan, expressed as a percentage of base salary:  Katy Murray – 57.5%; Grant S. Moise – 95%; and Christine Larkin – 47.5%.   Mr. Storer’s Employment Agreement, as amended, provides for an annual bonus opportunity of $300,000.  One-half of the cash incentive bonus opportunity for these executive officers will be based upon financial performance metrics, and one-half on individual objectives.  Individual objectives for Ms. Murray, Mr. Moise, Mr. Storer and Ms. Larkin are comprised of individual performance metrics, based on a point system allocated to each objective which includes threshold, target and maximum performance and payout ranges for each objective of 50%, 100% and 115%, respectively.

For 2019, the financial performance metrics for Ms. Murray and Ms. Larkin will be weighted as follows: (i) 40% against The Dallas Morning News, Inc. (“TDMN”) publishing revenue and TDMN publishing adjusted EBITDA, split 50% on TDMN publishing revenue and 50% on TDMN publishing adjusted EBITDA; (ii) 40% against Belo + Company marketing services and other revenue and Belo + Company adjusted EBITDA, split 50% on Belo + Company revenue and 50% on Belo + Company adjusted EBITDA; and (iii) 20% against A. H. Belo consolidated EBITDA.

Threshold, target and maximum performance and payout ranges for the TDMN publishing revenue component is 95%, 100% and 105%, respectively, for performance and 10%, 100% and 200%, respectively, for payout. Threshold, target and maximum performance and payout ranges for the TDMN publishing adjusted EBITDA component is 85%, 100% and 115%, respectively, for performance and 10%, 100% and 200%, respectively, for payout.

Threshold, target and maximum performance and payout ranges for the Belo + Company marketing services and other revenue component is 95%, 100% and 105%, respectively, for performance and 10%, 100% and 200%, respectively, for payout. Threshold, target and maximum performance and payout ranges for the Belo + Company adjusted EBITDA component is 85%, 100% and 115%, respectively, for performance and 10%, 100% and 200%, respectively, for payout.

Threshold, target and maximum performance and payout ranges for the A. H. Belo consolidated EBITDA component is 85%, 100% and 115%, respectively, for performance and 10%, 100% and 200%, respectively, for payout.

For 2019, the financial performance metrics for Mr. Moise, Publisher of The Dallas Morning News, will be weighted as follows: (i) 80% against TDMN publishing revenue and TDMN publishing EBITDA, split 50% on revenue and 50% on EBITDA; and (ii) 20% against total Dallas Morning News Sunday print subscriptions.  Threshold, target and maximum performance and payout ranges for the TDMN publishing revenue component is 95%, 100% and 105%, respectively, for performance and 10%, 100% and 200%, respectively, for payout. Threshold, target and maximum performance and payout ranges for the TDMN publishing EBITDA components are 85%, 100% and 115%, respectively, for performance and 10%, 100% and 200%, respectively, for payout. Threshold, target and maximum performance and payout ranges for the Dallas Morning News Sunday print subscription component is 95%, 100% and 105%, respectively, for performance and 10%, 100% and 200%, respectively, for payout.

For 2019, under Mr. Storer’s Amended and Restated Employment Agreement, the financial performance metrics for Mr. Storer will be weighted as follows: (i) 50% against Belo + Company adjusted EBITDA; and (ii) 50% against total Belo + Company total revenue. Threshold, target and maximum performance and payout ranges for the Belo + Company adjusted EBITDA and total revenue components are 85%, 100% and 200%, respectively, for performance and 50%, 100% and 200%, respectively, for payout.

In connection with his prior Employment Agreement, Mr. Timothy Storer, President of Belo + Company, was eligible to receive TBRSUs in 2020 and 2021 with an annual at-target value of $500,000 per grant, provided that Mr. Storer remained employed by the Company and Belo + Company’s prior year consolidated adjusted EBITDA was at least 95% of target.  In consideration for the amendment and restatement of his Employment Agreement, Mr. Storer has agreed to forego these future TBRSU grants in exchange for a payment of $1 million to be paid on January 2, 2019.  In addition, the amendment provides that Mr. Storer is eligible to participate in benefit plans afforded other executive officers of the Company, including the Severance Plan and the Change-in-Control Severance Plan.

On December 10, 2018, the holders of an aggregate of 607,553 TBRSUs of A. H. Belo, which were all of the outstanding TBRSUs granted by the Company under the Company's 2008 Incentive Compensation Plan (the “2008 Plan”) and the 2017 Plan (together with the 2008 Plan, collectively, the “Plans”), entered into amendments to their award agreements with the Company agreeing to (1) accelerate the vesting of all outstanding TBRSUs granted to them by the Company effective as of December 10, 2018, (2) change the form of payment of such TBRSUs from 60% stock / 40% cash to 100% cash, (3) provide that each outstanding TBRSU will be entitled to receive cash in an amount equal to the closing market price of a share of Series A Common Stock of the Company on the New York Stock Exchange on December 10, 2018 and (4) provide for the payment of such TBRSUs in cash (a) within twenty  (20) calendar days following the accelerated vesting date in the case of those individuals not subject to Code Section 409A and (b) on December 11, 2019 in the case of those individuals subject to Code Section 409A. As a result of the amended award agreements, the TBRSUs became vested as of the close of business on December 10, 2018 rather than the later dates when such TBRSUs would have vested in the normal course. TBRSUs granted under the Plans to executive officers typically vest as follows: 40% on the third trading day following the annual earnings release date for the year in which the TBRSU was granted; and 30% each on the third trading day following the annual earnings release date for each of the two subsequent calendar years; provided that the executive remains employed through the vesting date. TBRSUs granted under the Plans to non-employee directors typically vest on the date of the annual shareholders meeting approximately one year following the initial grant or on the next regularly scheduled shareholders meeting date for prorated awards made during a service period. Payment of TBRSUs is made 60% in shares of Series A Common Stock of the Company and 40% in cash. In the normal course assuming continued employment/service of the holder of the TBRSUs, 111,817 TBRSUs would have vested in 2019; 147,281 TBRSUs would have vested in 2020; and 348,455 TBRSUs would have vested in 2021.

The accelerated TBRSUs included 25,618 TBRSUs held by Robert W. Decherd, Chairman of the Board, President and Chief Executive Officer, 25,697 TBRSUs held by Katy Murray, Senior Vice President/Chief Financial Officer, Treasurer and Assistant Secretary, 31,640 TBRSUs held by Grant S. Moise, Publisher and President, The Dallas Morning News, 97,087 TBRSUs held by Timothy M. Storer, Senior Vice President, Belo + Company, 17,131 TBRSUs held by Christine E. Larkin, Senior Vice President/General Counsel and Secretary, and 381,136 TBRSUs held by A. H. Belo’s seven non-employee directors. The estimated aggregate value of the TBRSUs being accelerated is approximately $2,521,345, which amount is based upon the closing price of the Series A Common Stock of the Company on December 10, 2018 of $4.15 per share. Beginning in 2019, non-employee directors will receive all-cash compensation for their annual service in the amount of $117,000.  In connection with this change, the Board of Directors approved the Second Amendment to the 2017 Plan to eliminate the requirement that non-employee director compensation be paid 50% in cash and 50% in TBRSUs.  This description of the Second Amendment to the 2017 ICP contained herein does not purport to be complete and is subject to and qualified in its entirety by reference to the Second Amendment effective December 10, 2018 to the A. H. Belo Corporation 2017 Incentive Compensation Plan,  which is filed as Exhibit 10.3 to this Current Report on Form 8-K and is incorporated herein by reference.

The Board’s decision to approve the amendments and to accelerate the vesting of these TBRSUs was made primarily to reduce the substantial administrative cost and burdens associated with administering awards under the Plans.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

10.1Form of Long-Term Cash Incentive Award Notice for Employees

10.2Amended and Restated Employment Agreement dated as of December 10, 2018, by and between A. H. Belo Corporation and Tim Storer

10.3Second Amendment effective December 10, 2018 to the A. H. Belo Corporation 2017 Incentive Compensation Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 11, 2018	A. H. BELO CORPORATION

	By:	/s/ Christine E. Larkin
Christine E. Larkin
Senior Vice President/General Counsel & Secretary